Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Completes

$600 Million Term Loan Financing

Middletown, NY – May 29, 2013 – Mediacom Broadband LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, announced today the completion and funding of an incremental $600 million senior secured term loan facility (“Term Loan H”), pursuant to an existing bank credit agreement between the operating subsidiaries of Mediacom Broadband LLC and lenders thereto.

Term Loan H was upsized to $600 million from its original launch amount of $450 million and was issued at par, with pricing of LIBOR plus 2.50%, subject to a LIBOR floor of 0.75%, and a final maturity date of January 29, 2021. The proceeds of Term Loan H will be used to repay the entire $583.5 million balance under Term Loan F, to pay related fees and expenses, and for general corporate purposes.

About Mediacom Communications

Mediacom Communications Corporation is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of information, communications and entertainment services, including video, high-speed data and phone, and provides innovative broadband communications solutions through its Mediacom Business division that can be tailored to any size business. Mediacom Communications’ advertising sales and production services are sold under its OnMedia division. More information about Mediacom Communications is available at www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2012.

Contacts:
Investor Relations	Media Relations
Mark E. Stephan	Thomas J. Larsen
Executive Vice President and Chief Financial Officer	Group Vice President, Legal and Public Affairs
(845) 695-2640	(845) 695-2754